Exhibit 99.5

LETTER OF GUARANTEE

IDG Alternative Global Limited

P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

June 11, 2019

Dear Sirs,

The undersigned understands that IDG Alternative Global Limited, an exempted company incorporated with limited liability under the laws of the British Virgin Islands (the “Holder”) subscribed for an aggregate principal amount of US$54,940,000 convertible note (the “Convertible Note”), dated November 4, 2015, issued by Fang Holdings Limited (formerly known as SouFun Holdings Limited), an exempted company with limited liability incorporated in the Cayman Islands (the “Company”). The Company proposes to distribute all of its ordinary shares held in China Index Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Guarantor”), a wholly owned subsidiary of the Company, to its shareholders and list Guarantor’s ordinary shares as represented by American depositary shares on the Nasdaq Stock Market (such transaction, the “Separation and Distribution”). In connection with the Separation and Distribution, the Guarantor proposes to (i) enter into this guarantee (the “Guarantee”) to guarantee the payment obligations of the Company to the Holder under the Convertible Note, and (ii) issue a warrant (the “Warrant”) dated hereof to the Holder in exchange of which, the Holder will waive certain adjustment rights under the Convertible Note set forth in the waiver letter (the “Waiver Letter”) dated hereof.

In consideration of the foregoing, the Guarantor hereby guarantees to the Holder of the Convertible Note and its successors and permitted assigns the due and punctual payment of the principal of, and interest on the Convertible Note, subject to certain terms and conditions as provided herein below.

The obligations of the Guarantor will not be released, discharged or otherwise affected by: (i) the lack of genuineness, legality, validity, regularity or enforceability of this Guarantee, or any other agreement or document contemplated hereby or under the Convertible Note; (ii) any change in the name, authorized activities, capital stock, corporate existence, structure or ownership of the Company or the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or the Guarantor or their assets or any resulting release or discharge of any obligation of the Company contained in the Convertible Note; (iii) the existence of any claim, set off or other rights which the Guarantor may have at any time against the Company, whether in connection with the Convertible Note or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim; or (iv) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any document evidencing the Convertible Note or any obligations thereunder. The Guarantor also consents that, without notice to the Guarantor and without the necessity for any additional endorsement, consent or guarantee by the Guarantor, the obligations of the Company under the Convertible Note may, from time to time, be renewed, extended, increased, accelerated, modified, amended, compromised or otherwise, all without impairing or affecting in any way the obligation of the Guarantor hereunder.

This Guarantee will not be discharged with respect to the Convertible Note except by (i) payment in full of the principal of, and interest on, the Convertible Note, or (ii) conversion of the Convertible Note into the Company’s Class A ordinary shares in whole, or (iii) a combination of (i) and (ii), or (iv) as otherwise contemplated in the Convertible Note. In case of the failure of the Company punctually to pay any such principal of, and interest on, the Convertible Note, the Guarantors hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, and as if such payment were made by the Company, upon demand therefor by the Holder; provided that such demand will only be presented to the Guarantor when and only if (i) the Holder will not have converted the principal amount under the Convertible Note into the Company’s Class A ordinary shares in whole at or prior to maturity (or any other date by reason of acceleration, extension or otherwise), and (ii) an Event of Default (as defined in the Convertible Note) to the extent such an event has resulted in the Company’s failure in the payment of the principal of, or interest accrued on, the Convertible Note, which has not been waived, has occurred and is continuing. To the extent a demand hereunder may be made, this Guarantee may be enforced without first having recourse to the Company or any other person.

Notwithstanding the foregoing or any applicable law, statute and regulation with respect to the imputation of payments, all sum of funds received from the Guarantor pursuant to the terms of this Guarantee will be applied in reduction of the Company’s obligations as provided in the Convertible Note. If at any time any payment of any guaranteed liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Guarantor or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. If acceleration of the time for payment of any liability under the Convertible Note is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such guaranteed liability otherwise subject to acceleration under the terms of the Convertible Note shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Holder.

The Guarantor represents and warrants to the Holder that: (i) it is duly formed under the laws of the jurisdiction of its formation, has full power and capacity to issue this Guarantee, to execute and deliver this Guarantee and to undertake and perform the obligations assumed by it herein; (ii) the giving of this Guarantee, the execution and delivery of this Guarantee and the undertaking and performance by it of the obligations assumed by it herein will not conflict with, or result in a breach of or default under, any of the terms or provisions of its constituting documents or the laws of the jurisdiction of its formation, or any agreement or instrument to which it is a party or by which it is bound or in respect of indebtedness in relation to which it is a surety; (iii) upon due execution and delivery on its behalf, this Guarantee will constitute its legal, valid, binding and enforceable obligation; and (iv) all authorizations, consents and approvals required by it for or in connection with the giving of this Guarantee, the execution and delivery of this Guarantee and the performance by it of the obligations undertaken by it herein have been obtained and are in full force and effect.

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In the event that a Guarantor Fundamental Change occurs at any time, it shall inform the Holder as early as practicable and in any event no later than five (5) business days before the Guarantor enters into any resolution approving such transaction or enters into any binding agreement to enter into such transaction, whichever is earlier (the “Guarantor Notice”). Upon the receipt of the Guarantor Notice or a breach of the Guarantor’s obligations to deliver such Guarantor Notice, the Holder shall have the right, at its option, by delivery a notice to Fang Holdings Limited and the Guarantor (the “Put Notice”), to require the Guarantor to use its best efforts to cause Fang Holdings Limited to purchase the Convertible Note in cash at a purchase price (the “Purchase Price”) equal to 100% of the principal of, and accrued interest on the Convertible Note as of the date of the Put Notice within ten (10) business days upon the receipt of the Put Notice. In case that Fang Holdings Limited fails to timely pay Purchase Price to the Holder in full within the ten (10) business days upon the receipt of the Put Notice, the Guarantor shall make payment of the outstanding portion of the Purchase Price to the Holder on a date no later than thirty (30) business days after the date of the Put Notice. The Holder shall surrender the Convertible Note to the Guarantor as soon as it receives the Purchase Price in full and Fang Holdings Limited’s obligations under the Convertible Note will be deemed satisfied contemporarily.

“Guarantor Fundamental Change” shall be deemed to have occurred at the time after the date of this Guarantee if any of the following occurs:

(a)       a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Guarantor, its Subsidiaries, the employee benefit plans of the Guarantor and its Subsidiaries and any of the Permitted Holders has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Guarantor’s Common Equity (including Common Equity held in the form of ADSs) representing more than 50% of the voting power of the Guarantor’s Common Equity;

(b)       the consummation of (A) any recapitalization, reclassification or change of the Guarantor’s Common Equity (other than changes resulting from a subdivision or combination) as a result of which the Guarantor’s Common Equity would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Guarantor, or any similar transaction, pursuant to which the Guarantor’s Common Equity will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Guarantor and its Subsidiaries (including its variable interest entities), taken as a whole, to any Person other than one of the Guarantor’s wholly-owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Guarantor’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-a-vis each other as such ownership immediately prior to such transaction shall not be a Guarantor Fundamental Change pursuant to this clause (b);

(c)       the shareholders of the Guarantor approve any plan or proposal for the liquidation or dissolution of the Guarantor; or

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(d)       the Guarantor’s Common Equity (any common equity or ADSs in respect of common equity underlying the Warrant) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that (i) a transaction or transactions described in clause (a) or (b) above shall not constitute a Guarantor Fundamental Change if at least 90% of the consideration received or to be received by holders of the ADSs, excluding cash payments for any fractional ADS and cash payments made in connection with dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of Common Equity or ADSs or depositary receipts in respect of Common Equity that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Warrant become convertible into such consideration, excluding cash payments for any fractional ADS and cash payments made in connection with dissenters’ appraisal rights, and (ii) any transaction conducted in the ordinary course of business of the Guarantor and/or its Subsidiaries, or any inter-group transfer between the Guarantor and its wholly-owned Subsidiaries shall not constitute a Guarantor Fundamental Change.

For purposes of this “Guarantor Fundamental Change” definition, each capitalized term shall have its ascribed meaning in the Convertible Note unless otherwise defined herein.

All payments by or on behalf of the Guarantor under this Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Guarantor or any successor to the Guarantor is, for tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law.

All rights under this Guarantee shall terminate when (i) all amounts at any time owing on the Convertible Note have been paid in full by the Company, the Guarantor or otherwise, or (ii) the Convertible Note is converted in whole in accordance with Article 3 of the Convertible Note, or (iii) a combination of (i) and (ii).

This Guarantee shall be binding upon and inure to the benefit of the Holder and the Guarantor and their respective successors and assigns; provided that none of the Guarantor or the Holder may sell, assign or delegate rights and obligations hereunder without the prior written consent of the other. Notwithstanding the forgoing, in case that the Holder validly transfers the Convertible Note in accordance with the terms and conditions thereunder, the Holder may assign the rights and obligations hereunder accordingly without prior consent of the Guarantor.

This Guarantee, taken together with the Convertible Note, the Warrant and the Waiver Letter, constitute and contain the entire agreement between the Guarantor and the Holder, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among them, whether written or oral, respecting the subject matter hereof. If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. The amendment or waiver of any term of this Guarantee shall be subject to the written consent of the Holder and the Guarantor.

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This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of law. Any dispute, controversy, difference or claim arising out of or relating to this Guarantee, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law, and the seat of arbitration shall be Hong Kong. The number of arbitrators shall be three, and the arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English. It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

This Guarantee may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[Signature pages follow]

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Very truly yours,

China Index Holdings Limited

By:	/s/ Vincent Tianquan Mo
Name:	Vincent Tianquan Mo
Title:	Director

Acknowledged and confirmed by:
IDG Alternative Global Limited

By:	/s/ Ho Chi Sing
Name:	Ho Chi Sing
Title:	Authorized Signatory